NEWS RELEASE

Cliffs Natural Resources Declares Regular Cash Dividend
on Common Stock

CLEVELAND – Jan. 13, 2009 – Cliffs Natural Resources Inc. (NYSE: CLF) today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.0875 per common share. The cash dividend will be payable on March 2, 2009, to shareholders of record as of the close of business on Feb. 17, 2009.

To be added to Cliffs Natural Resources’ e-mail distribution list, please click on the link below:
http://www.cpg-llc.com/clearsite/clf/emailoptin.html

ABOUT CLIFFS NATURAL RESOURCES INC.
Cliffs Natural Resources Inc., headquartered in Cleveland, is an international mining company, the largest producer of iron ore pellets in North America and a major supplier of metallurgical coal to the global steelmaking industry. The Company operates six iron ore mines in Michigan, Minnesota and Eastern Canada, and three coking coal mines in West Virginia and Alabama. Cliffs also wholly owns Portman Limited, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. In addition, the Company has a 30% interest in the Amapá Project, a Brazilian iron ore project, and a 45% economic interest in the Sonoma Project, an Australian coking and thermal coal project.

News releases and other information on the Company are available on the Internet at:
http://www.cliffsnaturalresources.com or
www.cliffsnaturalresources.com/Investors/Pages/default.aspx?b=1041&1=1

SOURCE: Cliffs Natural Resources Inc.

CONTACT:

Steve Baisden
Director, Investor Relations and Corporate Communications
(216) 694-5280
steve.baisden@cliffsnr.com

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